June 27, 1997

SofTech, Inc.
3260 Eagle Park Drive, N.E.
Grand Rapids, MI 49505

Re: SofTech, Inc.
    Registration on Form S-3 of 655,000 Additional Shares of Common Stock


Ladies and Gentlemen:

We have assisted in the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3, (the "Registration Statement"), relating to the sale by certain stockholders of up to 655,000 shares of Common Stock, $0.10 par value per share (the "Shares") of SofTech, Inc.(the "Company"), a Massachusetts corporation.

We have examined the Articles of Organization and By-laws of the Company, and have examined and relied upon the originals, or copies certified to our satisfaction, of such records of meetings of directors and stockholders of the Company, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion rendered below.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

Based upon the foregoing, we are of the opinion that the issuance of the Shares was duly authorized, and that such Shares were validly issued and are fully paid and non-assessable.

We hereby consent to the use of our name in the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ Goodwin, Procter & Hoar LLP
                                            Goodwin, Procter & Hoar LLP